                                   EXHIBIT 12

                            STATE STREET CORPORATION

                       Ratio of Earnings to Fixed Charges

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
                          Three months
                             ended             Year Ended December 31,
                           March 31,   -------------------------------------------
(Dollars in millions)         2000      1999     1998     1997     1996     1995
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
(A) Excluding interest
 on deposits:
 Earnings:
  Income before income
   taxes................     $  232    $   974  $   662  $   568  $   453  $   370
  Fixed charges.........        298        954      856      613      477      495
                             ------    -------  -------  -------  -------  -------
  Earnings as adjusted..     $  530    $ 1,928  $ 1,518  $ 1,181  $   930  $   865
                             ======    =======  =======  =======  =======  =======
 Income before income
  taxes
  Pretax income from
   continuing operations
   as reported..........     $  230    $   968  $   657  $   564  $   447  $   366
  Share of pretax income
   (loss) of 50% owned
   subsidiaries not
   included in above....          2          6        5        4        6        4
                             ------    -------  -------  -------  -------  -------
  Net income as
   adjusted.............     $  232    $   974  $   662  $   568  $   453  $   370
                             ======    =======  =======  =======  =======  =======
 Fixed charges:
  Interest on other
   borrowings...........     $  278    $   874  $   770  $   548  $   452  $   482
  Interest on long-term
   debt including
   amortization of debt
   issue costs..........         18         70       66       55       15        9
  Portion of rents
   representative of the
   interest factor in
   long term lease......          2         10       20       10       10        4
                             ------    -------  -------  -------  -------  -------
  Fixed charges.........     $  298    $   954  $   856  $   613  $   477  $   495
                             ======    =======  =======  =======  =======  =======
 Ratio of earnings to
  fixed charges.........       1.78x      2.02x    1.77x    1.93x    1.95x    1.75x
(B) Including interest
 on deposits:
  Adjusted earnings from
   (A) above............     $  530    $ 1,928  $ 1,518  $ 1,181  $   930  $   865
  Add interest on
   deposits.............        218        712      656      512      425      416
                             ------    -------  -------  -------  -------  -------
  Earnings as adjusted..     $  748    $ 2,640  $ 2,174  $ 1,693  $ 1,355  $ 1,281
                             ======    =======  =======  =======  =======  =======
 Fixed Charges:
  Fixed charges from (A)
   above................     $  298    $   954  $   856  $   613  $   477  $   495
  Interest on deposits..        218        712      656      512      425      416
                             ------    -------  -------  -------  -------  -------
  Adjusted fixed
   charges..............     $  516    $ 1,666  $ 1,512  $ 1,125  $   902  $   911
                             ======    =======  =======  =======  =======  =======
 Adjusted earnings to
  adjusted fixed
  charges...............       1.45x      1.58x    1.44x    1.50x    1.50x    1.41x
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